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                                                                    EXHIBIT 99.1

                                    NASDAQ
                          The Nasdaq StockMarket, Inc.
                                1735 K Street NW
                           Washington, DC  20006-1500
                                  202-496-2500
                                Fax 202-496-2698

                                  May 15, 1998


Mr. Amyn Dahya
President and Chief Executive Officer
Casym Corp.
1335 Greg Street
Suite 104
Sparks, NV  89431

Dear Mr. Dahya:

The Staff is in receipt of Casmyn Corporation's (the "Company") correspondence, dated April 30, 1998 and correspondence dated April 24 and May 4, 1998 from David Ficksman, Outside General Counsel, regarding the Company's efforts to restructure the terms of the First Convertible Preferred Stock ("Preferred Stock"). The Staff has also reviewed the Company's correspondence, dated February 5, 11, 12 and 16, 1998 in response to Staff's inquiries regarding a press release issued by the Company on January 29, 1998, announcing the suspension of the prospectus covering the resale of the Common shares underlying the Company's Preferred Stock.

Based on its review of the above information, the Staff believes that the prior issuances of Common Stock, which occurred upon the conversion of the Preferred Stock shares, and the potential issuances, pursuant to the proposed restructuring terms of the Preferred Stock, are excessive in nature; and thus, raises significant public interest concerns, as set forth under Marketplace Rules 4300 and 4330. A review of the information submitted by the Company's total number of Common shares outstanding increased from 13,376,714 to 137,571,608 or 928%. A majority of these Common Stock issuances were a direct result of conversions of the Preferred Stock by shareholders. The Company represents that the conversion of the Preferred Stock at the proposed fixed conversion rate of $0.04 will cause the potential issuance of an additional 691,880,886 Common shares./1/ This

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  /1/  Fasmile from Debbie Barforth-Wood, Casmyn Corp., to Kit Milholland/Ayanna
Ifill, Nasdaq Stock Market, dated April 30, 1998. Common Stock issued and outstanding, as of April 30, 1998, was 137,571,808.
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issuance will increase the total Common shares outstanding, as stated on April
30, 1998, by approximately 502%. The total number of Common shares outstanding after the conversion will be approximately 829,452,494. Again, the Staff believes these potential issuances of Common Stock to be excessive in nature.
The Staff is concerned that the prior substantial issuances have serious deflated the book value of the common Stock, and that the potential issuance of approximately 600 million additional Common shares will further depress the value of the investment of the Common shareholders.

The Staff notes that the Company's Common Stock was halted from trading on The Nasdaq SmallCap Market from January 30, 1998 until February 13, 1998, pending the Staff's receipt and review of additional information regarding the suspension of the Preferred Stock prospectus. The Company indicated that it was engaged in discussions with the Preferred Stockholders with respect to restructuring the current terms or replacing the existing Preferred Stock instrument. The Company represented that the existing prospectus contained specific information on terms of the Preferred Stock instrument, which could be materially changed as a result of its recent restructuring discussions.

The Company is proposing the following amendments to the prospectus during a Special Meeting of the Preferred Stockholders on May 18, 1998:

     . Establishment of a fixed conversion rate of $0.04 for all conversion notices received after the proposal becomes effective. The fixed conversion price will remain in effect only if within 60 days the holders of the Common Stock approve the changes for the voting rights of the Preferred Stockholders and approve a 50:1 reverse stock split of the Common Stock.

     . Subject to approval by the holders of the Company's Common Stock, the proposal would allow the Preferred Stockholders to have voting rights consistent with the number of Common shares into which the Preferred Stock is convertible.

     . Permit the Company, at its option, to redeem the Preferred Stock, in whole or in part, at the following redemption price, plus, in each case, accrued and unpaid dividends, if redeemed during the twelve months beginning June 1st, 1998 - $25.00; 1999 - $32.50; 2000 -
          $35.00; and 2001 - $40.00 per share thereafter.

     If the Preferred Amendment is approved at the Special Meeting, two of the present members of the Board of Directors will concurrently resign, and the two remaining members will elect three persons designated by the Preferred Stockholders as directors of the Company, so that a majority of the Board will resign if the Common shareholders fail to approve a reserve split of the Common and the voting rights changes, as stated above.

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The Staff has found that the proposed restructuring of the Preferred Stock and the Board to be in violation of the voting rights policy of The Nasdaq Stock Market, as set forth under Marketplace Rule 4310(c)(21). The proposed restructuring would fundamentally change the existing voting structure of the company. prior tot he proposed restructuring of the Preferred Stock, the holders of these shares had no voting rights and were not provided with designated Board seats. In effect, the restructuring proposal provides the Preferred shareholders with three designated persons on a five person Board, or a majority of the board. The restructuring proposal states that the Preferred shareholders would be granted voting rights consistent with the number of common shares issuable upon conversion of the Preferred Stock. Using the April 30, 1998 data supplied by the Company/2/, there would be approximately 829,452,494 shares held by Common and Preferred shareholders on a fully diluted basis. Of these shares, the Preferred shareholders would hold approximately 691,880,886, or 83% of the total voting power.

Staff believes that the resulting actions would seriously disenfranchise the existing Common stockholders. These proposed corporate actions, in effect, would remove control of the company from the Common shareholders to the Preferred Stockholders. Further, the proposed changes in the Preferred Stock fundamentally alter the existing voting structure of the Company, and such actions disenfranchise the current Common shareholders. The Staff is aware that the Company plans to submit these proposed changes to the Common stockholders for approval at a subsequent shareholders meeting. However, the ratification of such actions by the existing Common shareholders would not ameliorate the voting rights violation.

Presently, the Company is not in compliance with the requirements for continued listing on The Nasdaq SmallCap Market. Pursuant to Marketplace Rule 4310[c][4], the Company has not been able to maintain the $1.00 minimum bid price since January 14, 1998. The Company was formally notified of this deficiency on April 1, 1998 and was given an additional 90 days, ending July 1, 1998, to regain compliance. In addition, pursuant to Marketplace Rule 4310[c][1], the Company has failed to maintain a minimum of two active market markers/3/ since April 14, 1998. The Company was notified of this deficiency on April 23, 1998 and was given an additional 30 days, ending May 26, 1998, to regain compliance. Currently, the Company has no registered market markers representing the security on the Pink Sheets and is quoted at 1/32. While technically the Company retains its Nasdaq listing, all trading in the Company's stock since April 14, 1998, has been conducted, in effect, through the Pink Sheets.


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   /2/  Ibid.

   /3/ An active market maker is one who is registered to trade a security and maintains a continuous, two-sided quotation.

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The Staff is mindful that the Nasdaq Stock Market is entrusted with the authority to preserve and strengthen the quality and public confidence in the stocks listed on our market and preserve the integrity of the Common shareholders, who trade on The Nasdaq Stock Market. Therefore, pursuant to Marketplace Rules 4300, 4310(c)(21) and 4330, the Company's securities will be delisted from The Nasdaq SmallCap Market, effective with the close of business on May 25, 1998.

The Company may seek further procedural remedies. For information regarding a review of the Staff's findings, please contact the Hearings Department at (202) 496-2635. As previously noted, the Company is presently under grace periods for bid price and market maker deficiencies. The Staff is also aware that the Company has ben corresponding with the Nasdaq Listing Investigations Department regarding additional Staff concerns. The Staff reserves the right to cite additional deficiencies and/or raise new issues for consideration, as warranted.

If you have any question, please contact your Listing Analyst, Ms. Ayanna Ifill, at (202) 496-2654 or me at (202) 496-2569.

Sincerely,


Kit Milholland
Assistant Director
Nasdaq Listing Qualifications

cc:  David Ficksman, Outside General Counsel, Loeb & Loeb

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